NEWS FOR IMMEDIATE RELEASE
January 19, 2006             For Further Information Contact:

Paul M. Limbert
President & CEO

or

Robert H. Young
Executive Vice President & CFO

(304) 234-9000
NASDAQ Trading Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces Approval of New Stock Repurchase Program

Wheeling, WV. . . Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc. (NASDAQ: WSBC) a Wheeling, West Virginia based multi-state bank holding company, today announced the adoption of a new stock repurchase plan, to purchase up to an additional one million shares of WesBanco common stock representing approximately 4.6% of outstanding shares on the open market. The timing, price and quantity of purchases will be at the discretion of the corporation and the program may be discontinued or suspended at any time.

The WesBanco Executive Committee took the action based on their determination that the stock repurchase program presents an attractive opportunity for the corporation at this time. The shares would be available for general corporate purposes, which may include future acquisitions, employee benefit plans, and the shareholder dividend reinvestment plan. Mr. Limbert indicated that the current stock repurchase program approved by the Board on March 16, 2005 is nearing completion, with approximately 138,161 shares remaining under the 2005 authorization.

WesBanco is a multi-state bank holding company with total assets of approximately $4.4 billion, currently operating through 85 banking offices and two loan production offices in West Virginia, Ohio and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

Forward-looking statements in this press release relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this press release should be read in conjunction with WesBanco’s 2004 Annual Report on Form 10-K, as well as the Form 10-Q for the prior quarter ended September 30, 2005, filed with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s 2004 Annual Report on Form 10-K filed with the SEC under the section “Risk Factors.” Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation; the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the SEC, the National Association of Securities Dealers and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.